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                                                                EXHIBIT NO. 99.2

Contact: Sondra Fowler (281) 293-4595

CONOCO SAYS THIRD QUARTER EARNINGS TO BE LOWER; ASSET DISPOSITION PROGRAM TO EXCEED $1 BILLION

HOUSTON (Sept. 21, 2001) -- Conoco (NYSE:COC.A) (NYSE:COC.B) today said that lower natural gas and crude oil prices, an increased level of exploration and higher operating costs are expected to result in third quarter earnings ranging between 55 and 60 cents per diluted share, before special items.

Conoco also cited one-time charges of up to 25 cents per share. These include costs primarily associated with its acquisition of Gulf Canada Resources Limited, including an estimated write-down of assets held for sale under a $1 billion asset disposition program to repay debt incurred with the acquisition. These one-time charges also include anticipated costs of 7 cents per diluted share due to an adverse ruling in a patent dispute.

Conoco said higher production volumes, benefits from synergies related to the acquisition and higher downstream operating performance will somewhat mitigate the upstream price weakness. The combined Conoco and Gulf Canada production volumes including syncrude are anticipated to be 35 percent above last year, as previously estimated.

The company said continued volatility in the current geopolitical climate and its effects on prices and currency exchange rates also could impact results.

Conoco is a major, integrated energy company active in more than 40 countries.

                                      # # #

This release contains forward-looking statements about Conoco's exploration, production, refining, and other operating and financial plans and earnings results. These statements are not guarantees of future performance, involve certain risks, uncertainties, and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. Among the factors that could cause such differences are changes in crude oil and natural gas prices; changes in refining and marketing margins; potential failure to achieve, and potential delays in achieving, expected reserve or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory drilling activities; unexpected delays or difficulties in constructing or repairing company manufacturing and refining facilities; general domestic and international economic and political conditions; the ability to meet government regulations; potential disruption or interruption of the Company's facilities due to accidents or political events and other matters detailed in Conoco's publicly available filings with the Securities and Exchange Commission.

9/21/01

http://www.conoco.com